INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-74050 and 333-44047) relating to the 1993 Stock Option and Incentive Plan of Shoe Carnival, Inc., and the Registration Statement on Form S-8 (No. 33-80979) relating to the Employee Stock Purchase Plan of Shoe Carnival, Inc., and the Registration Statement on Form S-8 (No. 333-82819) relating to the Outside Directors Stock Option Plan of Shoe Carnival, Inc. of our report dated March 10, 2000 (March 24, 2000 as to Note 5), appearing in the Annual Report on Form 10-K of Shoe Carnival, Inc. for the year ended January 29, 2000.

/s/ Deloitte & Touche LLP

Stamford, Connecticut
April 27, 2000